Exhibit 5.10

CONSENT OF EXPERT

I, Pamela L. De Mark, P. Geo., formerly of Snowden Mining Industry Consultants Inc., hereby consent to the inclusion and incorporation by reference in this registration statement on Form F-10 of Yamana Gold Inc., including any amendments thereto and any documents incorporated by reference therein (the “Registration Statement”) of references to and information derived from the mineral resource estimates for Tres Buracos at the Pilar Project as at December 31, 2010 (the “Incorporated Information”).

I do also hereby consent to the reference to my name and to my involvement in the preparation of the Incorporated Information in this Registration Statement.

By:	/s/ Pamela L. De Mark
Name:	Pamela L. De Mark
Title:	P. Geo.

Date:   April 25, 2011